EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:  Hedley Williams
Chief Investment Officer
(248) 737-4190

AGREE REALTY ANNOUNCES THE CLOSING OF AN EXPANDED $85 MILLION CREDIT FACILITY
FARMINGTON HILLS, Michigan (October 26, 2011) - Agree Realty Corporation (NYSE: ADC) a real estate investment trust focused primarily on the acquisition and development of single-tenant properties net leased to industry-leading retailers, today announced the closing of a new $85 million unsecured revolving credit facility. The new and expanded arrangement replaces the Company’s former $55 million credit facility. The new three-year facility matures October 26 2014, with two one-year options to extend its maturity, at the Company’s discretion, until October 26 2016. Borrowings under the new facility are priced at LIBOR plus 175 to 260 basis points. Based upon the Company’s current leverage ratio, it anticipates the margin will be 185 over LIBOR. The facility also includes a $50 million accordion feature to increase capacity to $135 million to accommodate the Company’s acquisition and development platforms.

Bank of America will act as Administrative Agent. Merrill Lynch, Pierce, Fenner & Smith Inc. and PNC Capital Markets LLC are Joint Lead Arrangers and Joint Book Managers. Also participating are Bank of Montreal and U.S.Bank . National Association.

“We are extremely pleased to complete the closing of our revolving credit facility. This new and expanded arrangement will provide the Company with increased capacity to fund our growing acquisitions and development activities. We appreciate the strong support we have received from our bank group and look forward to continuing to source high-quality net lease opportunities for our shareholders” said Joey Agree, President and Chief Operating Officer.

Agree Realty is engaged in the ownership, management and development of properties which are primarily single-tenant properties leased to major retail tenants and neighborhood community shopping centers.  Agree Realty owns and operates a portfolio of 86 properties, located in 21 states and containing 3.9 million square feet of leasable space.

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended.  These forward-looking statements represent the Company’s expectations, plans and beliefs concerning future events.  Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements.  Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2010.  Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

For additional information, visit the Company’s home page on the Internet at http://www.agreerealty.com .